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January 24, 1996

Mr. Ronald G. Hiscock
1016 West Ninth Avenue
King of Prussia, PA 19406

Dear Ron:

This letter will confirm the terms under which you have accepted the expanded/responsibility at ORD as of 1/1/96 and anticipates the likelihood that you will assume the leadership responsibilities for the combined Outpatient
Rehabilitation Division and Orthotics and Prosthetics
Division as of 4/1/96. I am looking forward to having you assume this important role. You have demonstrated alignment with NovaCare's values and have proven your operating skills. I am confident that your expertise will turn ORD around and maximize operating and administrative efficiencies to realize the full potential of these businesses.

The terms of our agreement are as follows, and are subject to approval of the Compensation Committee of the Board of Directors:

* Title - You will continue to function as President and General Manager of the O&P Division. Concurrently, you will function as Chief Operating Officer of the Outpatient Rehabilitation Division through March 31,
   1996. It is anticipated that on April 1, 1996, you will become President and General Manager of the combined
   O&P/ORD Division.

* Grade - Through March 31, 1996 you will continue to be classified as a Grade 36 executive. According to the plan, effective April 1, 1996, you will be promoted to a Grade 37 executive and enjoy all the attendant benefits of this promotion.

* Base Salary - Effective January 1, 1996, you will be paid a bi-weekly salary of $7,692.31, as this is our regular payroll schedule. This annualizes to a base salary of $200,000. According to plan, effective April 1, 1996, you will receive a promotional increase to bring your bi-weekly payment to $9,038.46. This annualizes to a base salary of $235,000. You will be eligible for a performance and salary review on January 1, 1997.

*  Incentive Opportunity - You will participate in the
   NovaCare Executive   Incentive Compensation Plan as
   approved by the Compensation Committee of the   Board of
   Directors. Your opportunity will be 45% of your base salary through FY 1996. During this period of transition and for the remainder of fiscal year 1996, your incentive opportunity will be based exclusively on the results of the Orthotics and Prosthetics Division.

   For that portion of your incentive that is paid quarterly, the Q3 and Q4 calculation will be based on your O&P salary level of $200,000. For that portion of your incentive that is paid annually, the calculation will be based on your O&P salary as follows - Q1 and Q2 at $170,000; Q3 and Q4 at
   $200,000.

   In addition, a supplemental incentive opportunity will be available for Q4 for which the quarterly payment and the applicable annual payment will be calculated on the differential between the above mentioned formula and your anticipated increased base salary to $235,000 and incentive opportunity of 50% of base salary. The criteria against which you will be measured will be MBO's that you and John negotiate for this period.

   Beginning July 1, 1996 and through the fiscal year
   1997, your incentive will increase to 50% of your base salary and will be calculated on the performance of the combined Divisions. Provided that you are still employed by NovaCare on the date of payout, you will be guaranteed a minimum incentive award of $50,000 for fiscal year 1997, payment for which shall be made after the conclusion of the fiscal year. In addition to this baseline incentive opportunity, you and Bud
   Locilento will present to me by April 1, 1996 a recommendation for a Supplemental Incentive Plan that will give you an opportunity to increase your incentive compensation over a yet to be determined period of time. That plan will be based on a combination of revenue growth and margin percentage targets.

* Equity - In recognition of your promotion, you will receive a stock option grant of 50,000 shares priced at the end of business December 11, 1995. You will also be eligible to receive an annual grant based upon your performance against objectives at the end of fiscal year 1996. That opportunity will recognize your performance as President/General Manager of the O&P Division from July, 1995 to March, 1996 and your anticipated expanded responsibilities as President/General Manager of the combined divisions from April, 1996 to June, 1996, and be prorated to reflect the transition period.

* Supplemental Benefits - You will continue to participate in NovaCare's Supplemental Benefits Plan as a Level I executive.

*  Non-Compete and Confidentiality Agreement -
   Restrictions
   The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character. In order to induce the Company to enter into this Agreement, and in consideration of his employment hereunder and the Company's agreement to make salary continuation payments as more fully described following paragraph (b) below, the Executive agrees, for the benefit of the Company, that he will not, during the period of his employment with the Company and for one (1) year thereafter commencing on the date of termination of his employment with the
   Company:

   (a) engage, directly or indirectly, whether as principal, consultant, employee, officer, director, partner, agent, stockholder, limited partner or other investor (other than an investment of (i) not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) not more than five percent (5%) of the ownership interest of any partnership or other entity) or otherwise, within the United States of America, with any firm or person in any activity or business venture which is in competition with any line or lines of business being conducted by the Company or any subsidiary of the Company for which the Executive has at the date of termination of the Executive's employment with the Company, or has had at any time during the two-year period prior to such termination, supervisory or managerial responsibility; or

   (b) solicit or entice or endeavor to solicit or entice away from the Company or employ, directly or indirectly, any person who was an employee of the Company or of any subsidiary at any time during the one-year period ending on the date of termination of the Executive's employment with the Company either for his own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company except that this restriction shall not apply in the case of any person whose employment shall have been terminated by the Company.


* Termination of Employment - If NovaCare terminates your employment for any reason other than due cause, NovaCare will continue to pay your base salary bi-weekly for a period of one (1) year or until you find employment, whichever comes first. All other provisions of NovaCare severance policies will apply in the event of your termination, including the execution of an Agreement and General Release as a precondition to any severance payment. For purposes of this agreement, due cause means
   (a) any willful and continuing failure to discharge your duties, (b) gross negligence in the performance of your duties, (c) conduct detrimental to the Company, or (d) commission of a felony or any crime or offense involving moral turpitude. You will also be extended Outplacement Benefits appropriate for an executive of your level through a vendor of NovaCare's choice should you be terminated for any reason other than due cause.

* Change of Control - In the event that a person or a "group" of persons as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than you or a group that includes you, acquires ownership of securities of the Company possessing fifty (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in the elections of directors and you are involuntarily terminated, the initial stock option grant of 50,000 shares shall become fully vested as of that date.

Your employment relationship with the Company is at will.
Either you or the Company may terminate that relationship for any lawful reason at any time, with or without notice. You and the Company hereby acknowledge that no express or implied commitment or promise of employment for any period of time has been made, and that the at-will nature of this employment relationship may not be altered hereafter, except through a written agreement signed by you and an authorized officer on behalf of the Company. Please acknowledge your acceptance by signing one copy of this letter and returning to me.

NovaCare is facing challenging and exciting times, Ron.
I hope and expect that you will make significant and immediate contributions. I am looking forward to having you provide the necessary leadership and experience that will realize the potential of what I am confident is an outstanding business opportunity. I look forward to having you on the team as we strive to fulfill our Credo of Helping Make Life a Little Better for our constituents-employees, customers, patients and shareholders.

Sincerely,


/s/John H. Foster
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John H. Foster
Chairman

ACCEPTED AND AGREED:


/s/Ronald G. Hiscock       1-31-96
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Ronald G. Hiscock          Date